EXHIBIT 23.0

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Enzon, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-64110, 333-18051 and 33-50904 on Form S-8 and Registration Statement Nos. 333-58269, 333-46117, 333-32093, 333-1535 and 333-30818 on Form S-3 of Enzon,
Inc. of our report dated August 21, 2001, relating to the consolidated balance sheets of Enzon, Inc. and subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Enzon, Inc.


                                                                /s/ KPMG LLP
                                                                KPMG LLP

Short Hills, New Jersey
September 28, 2001


                                      E-15